UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD
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Specialized Disclosure Report

 FEDERAL SIGNAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-6003	36-1063330
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1415 West 22nd Street, Oak Brook, Illinois	60523
(Address of principal executive offices)	(Zip code)

Diane I. Bonina, (630) 954-2000
(Name and telephone number, including area code, of the person to contact in connection with this report.)
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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in the form applies:

☑	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022.
☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2022.

Section 1 – Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report
Item 1.02 Exhibit
A copy of Federal Signal Corporation’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD, is publicly available at https://www.federalsignal.com/corporate-governance and is incorporated by reference herein.
Section 2 – Exhibits
Item 2.01 Exhibits
The following exhibit is filed as part of this Form SD:
Exhibit 1.01 – Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Federal Signal Corporation

Date:	May 31, 2023	/s/ Diane I. Bonina
Diane I. Bonina
Vice President, General Counsel and Secretary